MACANDREWS & FORBES INCORPORATED

Steven M. Cohen
General Counsel and
Chief Administrative Officer

October 24, 2019

Alan S. Bernikow, as Representative of Revlon, Inc.'s Independent Directors
Revlon, Inc.
One New York Plaza, 50th Floor
New York, New York 10004

Dear Mr. Bernikow:

As we have discussed, MacAndrews & Forbes Incorporated (M&F) has agreed to abide by the standstill agreement dated September 15, 2017 (as extended by my letter dated September
20, 2018) for an additional one year (to no sooner than September 15, 2020). I write to confirm and memorialize this agreement. If this is acceptable to the independent directors of
Revlon, Inc.'s Board of Directors, please countersign below and return a copy of this extension.

Very truly yours,
MACANDREWS & FORBES INCORPORATED
By: /s/ Steven M. Cohen
Steven M. Cohen

ACKNOWLEDGED AND AGREED:
By: /s/ Alan S. Bernikow
Alan S. Bernikow, On behalf of the Independent Directors of Revlon, Inc.
November 7, 2019

cc: Cari Robinson, Esq.

35 EAST 62ND STREET                    NEW YORK, NEW YORK 10065                    212.572.5970